SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 11, 2009
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (866) 410-8780
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
     On September 11, 2009, Otter Tail Power Company (“Otter Tail”), a wholly owned subsidiary of Otter Tail Corporation, announced its withdrawal—both as a participating utility and as the project’s lead developer—from Big Stone II, a 500-to-600-megawatt coal-fired power plant proposed for construction near Milbank, South Dakota (“Big Stone II Plant”), with related transmission upgrades in South Dakota and Minnesota (collectively, the “Big Stone II Project”). The remaining participating utilities intend to continue the Big Stone II Project. As a result of its withdrawal Otter Tail will cease to be a party to the following agreements relating to the Big Stone II Project as of September 11, 2009: (i) the Participation Agreement dated June 30, 2005, as amended (the “Participation Agreement”), among the following parties collectively referred to as the “Owners”: Central Minnesota Municipal Power Agency, Heartland Consumers Power District, Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc. (“Montana-Dakota”), Otter Tail and Western Minnesota Municipal Power Agency (“WMMPA”), and (ii) the Operation and Maintenance Agreement dated June 30, 2005, as amended (the “O&M Agreement”), among Otter Tail, as Operator, and the Owners, as amended. Southern Minnesota Municipal Power Agency and Great River Energy, originally parties to both agreements, withdrew from the Big Stone II Project in September 2007 and are no longer parties to either agreement.
     The Participation Agreement is an agreement among the Owners to jointly develop, finance, construct, own (as tenants in common) and manage the Big Stone II Plant. The Participation Agreement includes provisions which obligate the parties to the agreement to obtain financing and pay their share of development, construction, operating and maintenance costs for the Big Stone II Plant. It also provides for the sharing of the plant output. As a party to the Participation Agreement, Otter Tail would have been obligated to pay for and own a portion of the Big Stone II Plant, and would have been entitled to a corresponding interest in the plant’s electrical output. The Participation Agreement establishes a Coordinating Committee and an Engineering and Operating Committee to manage the development, design, construction, operation and maintenance of Big Stone II. As a result of its September 11, 2009 withdrawal from the Big Stone II Project, Otter Tail has no other obligations under the Participation Agreement except that it must comply with certain provisions relating to its withdrawal, including provisions requiring it to pay its portion of certain project costs incurred and to transfer to the remaining Owners all of its rights relating to the project, including its rights to plant property and the other project agreements (including the O&M Agreement).
     The O&M Agreement designates Otter Tail as the Operator of Big Stone II. The Operator is required to provide staff and resources for the development, design, financing, construction, and operation of Big Stone II, and the other project participants are required to reimburse the Operator for their respective shares of the costs relating to those activities. The Coordinating Committee and the Engineering and Operating Committee, made up of representatives of all project participants, are authorized to supervise the party acting as Operator. In connection with Otter Tail’s withdrawal from the Big Stone II Project, its obligations under the O&M Agreement as an Owner will cease and the remaining parties will determine who will step into the Operator role.

     Under the terms of the Participation Agreement, the Owners had until September 11, 2009 to decide whether to continue to participate in the project or to withdraw without incurring termination penalties. Given the legislative and regulatory uncertainties related to climate and environmental legislation and the prevailing difficult economic conditions on September 11, 2009, Otter Tail was not willing to create a binding financial obligation of approximately $400 million for its share of the project, and elected to withdraw from the project.
     Otter Tail and Montana-Dakota are owners, along with NorthWestern Corporation, of the Big Stone I Plant, which is adjacent to the site of the proposed Big Stone II Plant. These three entities are also parties to a Master Coal Purchase and Sale Agreement for the Big Stone I Plant with Rio Tinto Sage LLC, and a Coal Supply Agreement with COALSALES LLC, also relating to the Big Stone I Plant. Otter Tail and Montana-Dakota are also owners, along with NorthWestern Corporation and Northern Municipal Power Agency, of Coyote Station, an existing 450 megawatt electric generation plant near Beulah, North Dakota. In addition, these four entities are parties to a Coyote Plant Coal Agreement with Dakota Westmoreland Corporation. Otter Tail serves as the operator of both the Big Stone I Plant and Coyote Station.
Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: September 16, 2009	By /s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

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